Exhibit 10.2
DROPBOX, INC.
2018 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
NOTICE OF GRANT OF RESTRICTED STOCK
Unless otherwise defined herein, the terms defined in the Dropbox, Inc. 2018 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Award Agreement which includes the Notice of Grant of Restricted Stock (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Grant, attached hereto as Exhibit A, and all other exhibits, appendices, and addenda attached thereto, including the Vesting Terms attached hereto as Exhibit B and the Country-Specific Terms and Conditions for Participants Outside the U.S. in the Country Addendum attached hereto as Exhibit C (the “Country Addendum”) (the “Award Agreement”).

Participant Name: Timothy Young
Address: ####
The Participant named above has been granted the right to receive an Award of Shares of Restricted Stock, subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number:
Date of Grant: December 1, 2020
Vesting Commencement Date:
Target Number of Shares
of Restricted Stock:1
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, the Shares of Restricted Stock will be scheduled to vest and the Company’s right to reacquire the Restricted Stock will be scheduled to lapse based upon the satisfaction of the market-based and service‑based vesting conditions set forth in Exhibit B.

By accepting this Award, Participant acknowledges receipt of a copy of the Plan and agrees (i) that this Award of Restricted Stock is granted under and governed by the terms and conditions of the Plan and this Award Agreement, (ii) that Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel, and fully understands all provisions of the Plan and this Award Agreement, (iii) to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement, and (iv) to notify Dropbox, Inc. (the “Company”) upon any change in the residence address indicated below.

By clicking “Accept” on the Shareworks award acceptance page, Participant is providing his or her acceptance of this Award and his or her agreement with all terms and conditions of the Award, as set forth in the Plan and this Award Agreement.
1 The number of shares subject to this Restricted Stock Award shall be calculated by dividing (i) $10,000,000 by (ii) the weighted average closing price of a share of the Corporation’s Class A common stock for the trading days occurring in the month prior to the month of the Date of Grant, as reported on The Nasdaq Global Select Market.

In addition, if Participant resides in Canada, Germany, Japan, Singapore, Sweden, the United Kingdom, or the United States and does not wish to receive this Award and/or does not consent and agree to the terms and conditions on which the Award is offered, as set forth in the Plan and this Award Agreement, then Participant must reject this Award by notifying the Company at Dropbox, Inc., Attention: Stock Administration, 1800 Owens Street, Suite 200, San Francisco, CA 94158 no later than 30 days following the Date of Grant, in which case the Award will be cancelled. Participant’s failure to notify the Company of his or her rejection of the Award within this specified period will constitute the Participant’s acceptance of this Award and his or her agreement with all terms and conditions of the Award, as set forth in the Plan and this Award Agreement.

PARTICIPANT	DROPBOX, INC.

Signature	Signature

Print Name	Print Name

Title

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT
1.Grant of Shares of Restricted Stock. The Company hereby grants to the individual (“Participant”) named in the Notice of Grant of Restricted Stock of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Shares of Restricted Stock, subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.
2.Vesting Schedule. Except as provided in Section 3 and subject to Sections 4 and 7, the Shares of Restricted Stock awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares of Restricted Stock scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
3.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Shares of Restricted Stock subject to this Award Agreement at any time, subject to the terms of the Plan. If so accelerated, such Shares of Restricted Stock will be considered as having vested as of the date specified by the Administrator.

1.Forfeiture Upon Termination as a Service Provider. Unless specifically provided otherwise in this Award Agreement or other written agreement between Participant and the Company or any of its Subsidiaries or Parents, as applicable, the balance of the Shares of Restricted Stock that have not vested as of the time Participant ceases to be a Service Provider for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and Participant will have no further rights thereunder. Participant will not be entitled to a refund of the price paid for the Shares of Restricted Stock, if any, returned to the Company pursuant to this Section 4. Participant hereby appoints the Escrow Agent with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon such termination of service.
2.Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be solely responsible for Participant’s own Tax-Related Items (as defined in Section 7 below) that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
3.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, provided such designation is valid under Applicable Laws, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
4.Tax-Related Items
a.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or any Parent or Subsidiary to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Shares of Restricted Stock, including, without limitation, (i) all federal, state, and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by any Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or release from escrow of the Shares of Restricted Stock, the filing of an election under Section 83(b) of the Code (the “83(b) Election”) with respect to the Shares of Restricted Stock, or the sale of Shares, and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Shares of Restricted Stock (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax-Related Items”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Shares of Restricted Stock, including, but not limited to, the grant, vesting or release from escrow of the Shares of Restricted Stock, the filing of an 83(b) Election with respect to the Shares of Restricted Stock, the subsequent sale of Shares acquired pursuant to this Award Agreement and the receipt of any dividends or other distributions (subject to Section 12(f)), and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the Shares of Restricted Stock to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Participant understands that Section 83 of the Code taxes as ordinary income the difference between the purchase price, if any, for the Shares and the Fair Market Value of the Shares as of each vesting date. If Participant is a U.S. taxpayer, Participant understands that Participant may elect, for purposes of U.S. tax law, to be taxed at the time the Shares are granted rather than when such Shares vest by filing an 83(b) Election with the IRS within thirty (30) days from the date of grant of the Restricted Stock Award.
b.Tax Withholding. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares of Restricted Stock may be released from the escrow established pursuant to Section 12, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of all Tax-Related Items. When Shares of Restricted Stock are vested, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax-Related Items, in whole or in part (without limitation), if permissible by applicable local law, by (i) requiring Participant to make a payment in a form acceptable to the Company, (ii) withholding in Shares to be released from the escrow established pursuant to Section 12, (iii) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) delivering to the Company already vested and owned Shares having a fair market value equal to such Tax Tax-Related Items, or (v) withholding from proceeds of the sale of Shares released from the escrow established pursuant to Section 12 either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent). To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such Tax-Related Items are satisfied. The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in Participant’s jurisdiction(s). Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of such Tax-Related Items hereunder at the time of the applicable tax event for any Shares, Participant will permanently forfeit such Shares, and such Shares will be returned to the Company at no cost to the Company.
c.No Representations. Participant has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

a.Company’s Obligation to Release Shares. For clarification purposes, in no event will the Company release Shares from the escrow established pursuant to Section 12 unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Tax Withholding Obligation. If Participant fails to make satisfactory arrangements for the payment of such Tax Withholding Obligations hereunder at the time any applicable Shares of Restricted Stock otherwise are scheduled to vest pursuant to Sections 2 or 3, at the time Participant’s Tax Withholding Obligations otherwise become due, Participant will permanently forfeit such Shares of Restricted Stock to which Participant’s Tax Withholding Obligation relates and any right to receive Shares thereunder and such Shares of Restricted Stock will be returned to the Company at no cost to the Company.
5.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account) or the Escrow Agent. Except as provided in Section 12(f), after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
6.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES OF RESTRICTED STOCK PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

7.Grant is Not Transferable. Except for the escrow described in Section 12 or transfer of the Shares to the Company or its assignees contemplated by this Award Agreement, and except to the limited extent provided in Section 6, the unvested Shares subject to this Award Agreement and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process until such Shares shall have vested in accordance with the provisions of this Award Agreement. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the unvested Shares subject to this Award Agreement, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the then-unvested Shares of Restricted Stock will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
9.Escrow of Shares.
a.All Shares of Restricted Stock will, upon execution of this Award Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”). The Shares of Restricted Stock will be held by the Escrow Holder until such time as the Shares of Restricted Stock vest or the date Participant ceases to be a Service Provider.
b.The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the Shares of Restricted Stock in escrow and while acting in good faith and in the exercise of its judgment.
c.Upon Participant ceasing to be a Service Provider for any reason, the Escrow Holder, upon receipt of written notice of such termination, will take all steps necessary to accomplish the transfer of the unvested Shares of Restricted Stock to the Company. Participant hereby appoints the Escrow Holder with full power of substitution, as Participant’s true and lawful attorney‑in‑fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares of Restricted Stock to the Company upon such termination.
d.The Escrow Holder will take all steps necessary to accomplish the transfer of Shares of Restricted Stock to Participant after they vest following Participant’s request that the Escrow Holder do so.
e.Subject to the terms hereof, Participant shall have all the rights of a stockholder with respect to such Shares while they are held in escrow, including without limitation, the right to vote the Shares and receive any cash dividends declared thereon (subject to subsection (f) below).
f.In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Shares of Restricted Stock will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested Shares of Restricted Stock be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. If Participant receives rights or warrants with respect to any unvested Shares of Restricted Stock, such rights or warrants may be held or exercised by Participant, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.
g.The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Award Agreement.
10.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Dropbox, Inc., 1800 Owens Street, Suite 200, San Francisco, CA 94158, or at such other address as the Company may hereafter designate in writing.
11.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Shares of Restricted Stock awarded under the Plan or future Shares of Restricted Stock that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company, now or in the future. Participant must provide the Company or any designated third party administrator with a paper copy of any documents if his or her attempted electronic delivery of such document fails.
12.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
13.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may be assigned only with the prior written consent of the Company.
14.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) or the Escrow Holder hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for (or make any entry on the books of the Company or of a duly authorized transfer agent of the Company of) Shares hereunder prior to the lapse of such reasonable period of time following the Date of Grant of the Shares of Restricted Stock as the Administrator may establish from time to time for reasons of administrative convenience.
15.Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares of Restricted Stock have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
16.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
17.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.
18.Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of Shares of Restricted Stock.
19.Governing Law; Venue; Severability. This Award Agreement and the Shares of Restricted Stock are governed by the internal substantive laws, but not the choice of law rules, of California. For purposes of litigating any dispute that arises under this Restricted Stock Award or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Francisco County, California, or the United States federal courts for the Northern District of California, and no other courts, where this Award Agreement is made and/or to be performed. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.
20.Entire Agreement. The Plan is incorporated herein by this reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.
21.Country Addendum. The Restricted Stock grant shall be subject to any additional terms and conditions set forth in the Country Addendum for Participant’s country, attached hereto as Exhibit C. Moreover, if Participant relocates to one of the countries included in the Country Addendum, if any, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Award Agreement.

* * *

EXHIBIT B
VESTING TERMS
1.Market-Based Condition. The Target Number of Shares of Restricted Stock (the “Target Shares”) shall be allocated into three separate tranches (each, a “Grant Tranche”) as follows:
i.1/3rd of the Target Number of Shares of Restricted Stock will be allocated to the First Measurement Period (the “First Grant Tranche”);
ii.1/3rd of the Target Number of Shares of Restricted Stock will be allocated to the Second Measurement Period (the “Second Grant Tranche”); and
iii.1/3rd of the Target Number of Shares of Restricted Stock will be allocated to the Third Measurement Period (the “Third Grant Tranche”).
If the Target Shares are not evenly divisible into the three Grant Tranches, then any fractional number of Target Shares that would otherwise be allocated to a Grant Tranche shall be allocated to the next Grant Tranche, until the fractional number of Target Shares sum to a whole Target Share.
The actual number of Shares subject to each Grant Tranche that will vest will be determined based upon the achievement of Company Stock Price Target(s) during the applicable Measurement Period and the satisfaction of the applicable service‑based vesting conditions, all in accordance with this Exhibit B.
1.Company Stock Price. Except as set forth in Sections 3 through 5 of this Exhibit B, on each trading day that a Company Stock Price Target in the table below (the “Table”) is achieved during a Measurement Period (each, an “Achievement Date”), a number of Shares subject to the Grant Tranche for that Measurement Period will become eligible to vest (such Shares, the “Eligible Shares”) equal to (a) the product of (x) the Target Shares allocated to that Grant Tranche multiplied by (y) the percentage indicated in the “Multiplier” column of the Table that corresponds to such Company Stock Price Target that was achieved (rounded to the nearest whole Share), minus (b) the number of Shares subject to the Grant Tranche that already became Eligible Shares upon the achievement of any lower Company Stock Price Target (if any). Such Eligible Shares will vest (a) in full on the applicable Vesting Date subject to Participant satisfying the Service Condition through such date, or (b) to the extent provided under Sections 4 or 5. Except in connection with a Change in Control as set forth in Section 5 of this Exhibit B, no partial achievement will occur and no Shares will become Eligible Shares for achievement between two Company Stock Price Targets. For the avoidance of doubt, (a) more than one Company Stock Price Target may be achieved on a particular Achievement Date (which will result in the cumulative number of Eligible Shares for the applicable Grant Tranche being equal to the product obtained by multiplying (x) the Target Shares allocated to that Grant Tranche multiplied by (y) the percentage indicated in the “Multiplier” column of the Table that corresponds to the highest Company Stock Price Target that was achieved on such date), and (b) each Company Stock Price Target may only be achieved once during a Measurement Period (such that once any Share subject to the Award has become an Eligible Share, no decrease in the Company Stock Price will cause such Share to cease to be an Eligible Share).

First Grant Tranche
Company Stock Price Target*	Multiplier
Less than $10.00	0%
$10.00	25%
$15.00	50%
$20.00	100%
$25.00	150%
$30.00	200%
$35.00	250%
$40.00	300%
Second Grant Tranche
Company Stock Price Target*	Multiplier
Less than $10.00	0%
$10.00	25%
$15.00	50%
$21.50	100%
$25.00	150%
$30.00	200%
$35.00	250%
$40.00	300%
Third Grant Tranche
Company Stock Price Target*	Multiplier
Less than $10.00	0%
$10.00	25%
$15.00	50%
$23.50	100%
$25.00	150%
$30.00	200%
$35.00	250%
$40.00	300%

* In order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement, the Administrator shall make appropriate adjustments to the Company Stock Price Targets to reflect any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares.
For example, assume (i) the Company Stock Price as of February 15, 2021 is $10.10 and (ii) the Company Stock Price as of April 15, 2021 is $17.50. February 15, 2021 would be the first Achievement Date, which would result in 25% of the First Grant Tranche Target Shares becoming Eligible Shares. April 15, 2021 would be an Achievement Date that results in an additional 25% of the First Grant Tranche Target Shares becoming Eligible Shares (equal to (x) the 50% of the First Grant Tranche Target Shares that corresponds to the $15.00 Company Stock

Price Target minus (y) the 25% of the First Grant Tranche Target Shares that had previously become Eligible Shares). Such Eligible Shares would vest (a) in full on the Vesting Date of the First Grant Tranche (February 15, 2022) subject to Participant satisfying the Service Condition through such date, or (b) to the extent provided under Sections 4 or 5.
1.Service Condition and Forfeiture. Except as otherwise provided in Sections 4 or 5, (a) in order for any Shares hereunder to become Eligible Shares, Participant must have continuously satisfied the Service Condition through the applicable Achievement Date, and (b) in order for any Eligible Shares to vest, Participant must satisfy the Service Condition through the applicable Vesting Date. Upon the end of each Measurement Period, any Shares subject to this Award that may no longer become Eligible Shares due to the failure to achieve the applicable Company Stock Price Target will be immediately forfeited and returned to the Company, and Participant will have no further rights with respect to such Shares.
2.Qualified Termination.
a.Non-CIC Qualified Termination. If Participant experiences a Non-CIC Qualified Termination (as defined in the Severance Agreement) after the commencement of a Measurement Period but prior to the Vesting Date of the Grant Tranche relating to such Measurement Period, then 25% of the number of Shares allocated to such Grant Tranche that became Eligible Shares prior to the date of the Non-CIC Qualified Termination or any portion of the Grant Tranche would have become Eligible Shares had Participant remained employed by the Company through the end of the Measurement Period (or if a Change in Control occurs prior to the end of the Measurement Period, through the date of the Change in Control) based on the actual achievement of the Company Stock Price Targets for such Measurement Period will vest on the Vesting Date immediately following the completion of such Measurement Period (or, if earlier, immediately prior to a Change in Control), subject to Participant satisfying the conditions set forth in Section 5 of the Severance Agreement. For the avoidance of doubt, notwithstanding anything in the Severance Agreement to the contrary, the equity vesting benefits under Sections 3(a)(iii) of the Severance Agreement will not apply to any of the Shares subject to the Award.
b.CIC Qualified Termination. If Participant experiences a CIC Qualified Termination (as defined in the Severance Agreement) prior to the Vesting Date of a Grant Tranche, then the number of Shares allocated to such Grant Tranche that are Eligible Shares and that will vest as of immediately prior to the Change in Control will be determined pursuant to Section 5 of this Exhibit B as if Participant had remained employed by the Company through the date of the Change in Control, subject to Participant satisfying the conditions set forth in Section 5 of the Severance Agreement. For the avoidance of doubt, notwithstanding anything in the Severance Agreement to the contrary, the equity vesting benefits under Sections 3(b)(iv) of the Severance Agreement will not apply to any of the Shares subject to the Award.
3.Change in Control. If a Change in Control occurs prior to the Vesting Date of a Grant Tranche and Participant satisfies the Service Condition through the date of the Change in Control, then the following rules will apply.
i.If the Measurement Period for such Grant Tranche has not yet ended:

1.Immediately prior to the Change in Control, rather than applying the definition of “Company Stock Price” below, “Company Stock Price” instead will mean the Per Share Deal Price. “Per Share Deal Price” means the value of the total amount of consideration received or potentially receivable for a Share by holders of the Company’s Class A Common Stock in connection with the Change in Control. The value of any non-cash consideration will be determined in good faith by the Administrator.
2.After determining the Company Stock Price under Section 5(a)(i) of this Exhibit B, the same rules under the Table apply in determining whether any additional Company Stock Price Targets are achieved and additional Shares subject to this Award will become Eligible Shares; provided, however, that if Company Stock Price as determined under Section 5(a)(i) of this Exhibit B is greater than $25.00 but falls between two Company Stock Price Targets set forth in the Table, an additional number of Shares subject to the Grant Tranche will become Eligible Shares equal to (a) the product obtained by multiplying (x) the Target Shares allocated to the Grant Tranche multiplied by (y) the percentage determined based on a linear interpolation between (A) the percentage indicated in the “Multiplier” column of the Table that corresponds to the Company Stock Price Target in the Table that is greater than but closest to the Company Stock Price determined under Section 5(a)(i) of this Exhibit B and (B) the percentage indicated in the “Multiplier” column of the Table that corresponds to the Company Stock Price Target in the Table that is less than but closest to the actual Company Stock Price determined under Section 5(a)(i) of this Exhibit B (rounded to the nearest whole Share), minus (b) the number of Shares subject to the Grant Tranche that already became Eligible Shares upon the achievement of any lower Company Stock Price Target (if any).
i.After applying the rules in Section 5(a) of this Exhibit B (if applicable), all Eligible Shares (including any Shares that become Eligible Shares under Section 5(a) of this Exhibit B) will vest as of immediately prior to the Change in Control.
For example, assume (i) the Company Stock Price as of February 15, 2021 is $10.10 and (ii) there is a Change in Control on July 1, 2021 for a Per Share Deal Price of $27.50. February 15, 2021 would be the first Achievement Date, which would result in 25% of the First Grant Tranche Target Shares becoming Eligible Shares. Due to the Change in Control, the Company Stock Price would be equal to the Per Share Deal Price ($27.50), which would result in (i) an additional 150% of the First Grant Tranche Target Shares becoming Eligible Shares (equal to (x) the 175% of the First Grant Tranche Target Shares determined under clause (a) of Section 4(a)(ii) of this Exhibit B minus (y) the 25% of the First Grant Tranche Target Shares that had previously become Eligible Shares) and (ii) 175% of the Second Grant Tranche Target Shares and 175% of the Third Grant Tranche Target Shares becoming Eligible Shares. All of such Eligible Shares would vest as of immediately prior to the Change in Control.
1.Definitions.
i.“Company Stock Price” means the weighted average closing price of a Share as reported on a Securities Exchange for any thirty (30) consecutive trading day period occurring within a Measurement Period.

ii.“Company Stock Price Target” means each Company Stock Price set forth in the Table.
iii.“Measurement Period” means each of the following periods:
1.the period (a) commencing on January 1, 2021, and (b) ending on December 31, 2021 (the “First Measurement Period” and the Shares subject to the Award covered by the First Measurement Period, the “First Grant Tranche”);
2.the period (a) commencing on January 1, 2022, and (b) ending on December 31, 2022 (the “Second Measurement Period” and the Shares subject to the Award covered by the Second Measurement Period, the “Second Grant Tranche”); and
3.the period (a) commencing on January 1, 2023, and (b) ending on December 31, 2023 (the “Third Measurement Period” and the Shares subject to the Award covered by the Third Measurement Period, the “Third Grant Tranche”).
i.“Quarterly Vesting Date” means each of February 15, May 15, August 15, and November 15.
ii.“Securities Exchange” means an established national securities exchange or automated quotation system (e.g., the New York Stock Exchange, The Nasdaq Global Select Market, or The Nasdaq Global Market).
iii.“Service Condition” means Participant continuously remaining a Service Provider.
iv.“Severance Agreement” means the Change in Control and Severance Agreement by and between the Company and Participant dated January 14, 2020.
v.“Vesting Date” means the first Quarterly Vesting Date to occur following the end of each Measurement Period.

EXHIBIT C
COUNTRY-SPECIFIC TERMS AND
CONDITIONS FOR PARTICIPANTS OUTSIDE
THE U.S. (THE “COUNTRY ADDENDUM”)
Terms and Conditions
This Country Addendum includes additional terms and conditions that govern the Award of Restricted Stock granted to Participant under the Plan if Participant works and/or resides in one of the countries listed below. If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which he or she is currently working or if Participant relocates or transfers to another country after receiving the Award of Restricted Stock, or is considered a resident of another country for local law purposes, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.
Certain capitalized terms used but not defined in this Country Addendum shall have the meanings set forth in the Plan, and/or the Notice of Grant of Restricted Stock and Terms and Conditions of Restricted Stock Grant to which this Exhibit C is attached.
Notifications
This Country Addendum may also include information regarding certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries listed in this Country Addendum as of January 2020 (except as otherwise noted below). Such laws are often complex and change frequently. As a result, Participant should not rely on the information in this Country Addendum as the only source of information relating to the consequences of his or her participation in the Plan because the information may be outdated at the time of the applicable tax event with respect to the Shares of Restricted Stock, or when Participant subsequently sells Shares acquired under the Plan.
In addition, the notifications are general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.
Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working and/or residing (or is considered as such for local law purposes) or if Participant moves or transfers to another country after receiving the Award of Restricted Stock, the information contained in this Country Addendum may not be applicable to Participant in the same manner.

GENERAL TERMS AND CONDITIONS
FOR PARTICIPANTS OUTSIDE THE U.S.
1.Nature of Grant. In accepting this Award, Participant acknowledges, understands and agrees that:
i.the vesting of the Shares of Restricted Stock pursuant to the vesting schedule contained in this Award Agreement is earned only by continuing as a Service Provider;
ii.the act of being hired or being granted the Shares of Restricted Stock will not result in vesting of such Shares;
iii.the Shares of Restricted Stock and the Notice of Grant do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and do not interfere in any way with Participant’s right or the right of the Employer to terminate his or her relationship as a Service Provider at any time, with or without cause, subject to Applicable Laws;
iv.the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
v.the grant of the Shares of Restricted Stock is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock, or benefits in lieu of Restricted Stock, even if Shares of Restricted Stock have been granted in the past;
vi.all decisions with respect to future Awards of Restricted Stock or other Awards, if any, will be at the sole discretion of the Company;
vii.Participant is voluntarily participating in the Plan;
viii.the Shares of Restricted Stock, and the income from and value of the same, are not intended to replace any pension rights or compensation;
ix.the Shares of Restricted Stock, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, holiday top-up, pension or retirement or welfare benefits or similar payments;
x.the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
xi.for purposes of the Shares of Restricted Stock, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any) and, unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator in its discretion, will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Shares of Restricted Stock (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);
xii.unless otherwise agreed with the Company, the Shares of Restricted Stock, and the income and value of the same, are not granted as consideration for, or in connection with, the service Participant may provide as a Director or as a member of the Board of Directors of any Subsidiary of the Company;
xiii.no claim or entitlement to compensation or damages shall arise from any forfeiture of the Shares of Restricted Stock resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where he or she is a Service Provider or the terms of his or her employment or service agreement, if any);
xiv.unless otherwise provided in the Plan or by the Company in its discretion, the Shares of Restricted Stock and the benefits evidenced by this Award Agreement do not create any entitlement to have such Shares or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
xv.none of the Company, the Employer or any Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Shares of Restricted Stock or of any amounts due to Participant pursuant to the release of such Shares from escrow or the subsequent sale of any Shares acquired upon settlement.
1.Data Privacy Information and Consent.
i.European Union / European Economic Area / United Kingdom
1.Data Privacy Terms. The following data privacy terms govern the grant of Shares of Restricted Stock under the Plan to Participants in the European Union / European Economic Area / United Kingdom.
2.Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Participant, including, but not limited to, his or her name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in his or her favor (“Data”), for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company’s collection, use, transfer and other processing of Participant’s Data is necessary for the performance of the Plan. Therefore, the legal basis for the processing of Data is contractual necessity.
3.Stock Plan Administration Service Providers. The Company transfers Data to Solium Capital Inc. (“Shareworks”), an independent service provider based in Alberta, Canada which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other service providers in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
4.International Data Transfers. The Company and Shareworks are based in the United States and Canada, respectively. If Participant is outside the United States or Canada, Participant should note that his or her country has enacted data privacy laws that are different from the United States or Canada and that the United States and Canada might not provide a level of protection of personal data equivalent to the level of protection in Participant's country. The United States is subject to adequacy decisions by the European Commission and Switzerland acknowledging that the United States provides an adequate level of protection for personal data transferred to organizations in the United States that have self-certified under the EU/U.S. and Swiss/U.S. Privacy Shield Frameworks. The Company is self-certified under the EU/U.S. and Swiss/U.S. Privacy Shield Frameworks. Shareworks has made contractual commitments to the Company to comply with the EU/U.S. and Swiss/U.S. Privacy Shield Principles and processes Participant’s personal data in a manner consistent with those principles.
5.Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond Participant’s service relationship. When the Company or the Employer no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes, to the fullest extent possible.
6.Data Subject Rights. Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact his or her local human resources representative.
ii.Non-European Union / European Economic Area / United Kingdom
1.Data Privacy Terms. The following data privacy terms govern the grant of Shares of Restricted Stock under the Plan to Participants outside the European Union / European Economic Area / United Kingdom.
2.Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Participant, including, but not limited to, his or her name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in his or her favor (“Data”), for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.
3.Stock Plan Administration Service Providers. The Company transfers Data to Solium Capital Inc. (“Shareworks”), an independent service provider based in Alberta, Canada which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other service providers in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
4.International Data Transfers. The Company and Shareworks are based in the United States and Canada, respectively. If Participant is outside the United States or Canada, Participant should note that his or her country may have enacted data privacy laws that are different from the United States or Canada and that the United States and Canada might not provide a level of protection of personal data equivalent to the level of protection in Participant's country. Participant authorizes the Company, Shareworks and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes implementing, administering and managing Participant’s participation in the Plan.
5.Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond Participant’s service relationship. When the Company or the Employer no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes, to the fullest extent possible.
6.Voluntariness and Consequences of Consent, Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if he or she later seeks to revoke the consent, Participant’s compensation from or service relationship with the Employer will not be affected; the only consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant Participant the Shares of Restricted Stock or other Awards under the Plan or administer or maintain such Awards.
7.Data Subject Rights. Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii)

receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact his or her local human resources representative.
8.Additional Consents. Upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from Participant for the purpose of administering his or her participation in the Plan in compliance with the applicable data privacy laws, either now or in the future. Participant understands and agrees that he or she will not be able to participate in the Plan if Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.
By clicking “Accept” on the Shareworks award acceptance page or otherwise accepting this Award, Participant also provides his or her consent to the data processing practices described in this section to the extent that such consent is required by applicable law. For the avoidance of doubt, the consent provided herein shall be in addition to, and not in lieu of, any consent Participant might have previously provided to the processing of his or her personal information in the context of an agreement or Award implemented under the Plan and all such previous consent shall remain unaffected by the consent provided herein.
1.Language. By accepting this Award, Participant acknowledges and represent that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English as to allow him or her to understand the terms of this Award Agreement and any other documents related to the Plan. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
2.Insider Trading Restrictions/Market Abuse Laws. By accepting this Award, Participant acknowledges that he or she is bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. Participant further acknowledges that, depending on Participant’s or his or her broker’s country or the country in which the Shares are listed, he or she may be subject to insider trading restrictions and/or market abuse laws which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units), or rights linked to the value of Shares under the Plan during such times as Participation is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment or orders Participant placed before participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.
3.Foreign Asset/Account, Exchange Control and Tax Requirements. Depending on Participant’s country, Participant may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect Participant’s ability to acquire or hold Shares of Restricted Stock or other Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Shares) in a brokerage/bank account outside Participant’s country. The Applicable Laws may require that Participant report such Shares of Restricted Stock, other Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to Participant’s country with a certain time period or according to certain procedures. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with Applicable Laws.